NEWS RELEASE

BROOKFIELD HOMES REPORTS FIRST QUARTER EARNINGS GROWTH
AND CURRENT 2003 BACKLOG OF 70%

Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ first quarter investor conference call can be accessed by teleconference on May 6, 2003 at 11:00 am (Eastern Time) at 416-695-5261 or 1-877-461-2816. The archived teleconference may be accessed by dialing 416-695-5796 or 1-877-244-9054 with access code 8666 through May 20, 2003. Alternatively, the conference call can be accessed by webcast on the Brookfield Homes’ website at www.brookfieldhomes.com.

Del Mar, California, May 5, 2003 — (BHS: NYSE) Brookfield Homes Corporation today announced strong financial results for the first quarter ended March 31, 2003, as a result of a $9.6 million net after tax profit on the sale of Riverside lots.

Results of Operations

	Three Months Ended March 31

(Millions, except per share amounts)	2003	2002

Total revenue	$144	$163
Gross margin	40	36
Net income	15	7
Earnings per share	$0.45	$0.22

Financial Highlights

Brookfield Homes began trading on the New York Stock Exchange on January 7, 2003, under the symbol BHS. For the first quarter ended March 31, 2003, Brookfield Homes:

•	Achieved net income of $15 million, an $8 million increase over 2002, and earnings per share of $0.45, a $0.23 increase over the previous year. This increase includes a $9.6 million profit on the sale of approximately 2,600 entitled lots in Riverside, California.

•	Net income before the sale of 2,600 lots was $5 million, a decrease of $2 million from the previous year. The decrease was due to fewer active projects and weather delays resulting in 149 fewer homes closed during the first quarter of 2003.

•	Generated $11 million of operating cash flow, which improved the company’s net debt to total capitalization ratio from 50% at the end of 2002 to 49% at March 31, 2003.

“Our financial performance reflects the strength of the residential housing markets, with the majority of planned home closings achieved for the year, as well as the success of our active asset management strategy. In response to continued strong market conditions, we have taken steps to sell lot inventory that is not required within the next five to seven years for our housing operation for a significant gain,” commented Ian Cockwell, Brookfield Homes’ President and Chief Executive Officer.

First Quarter Operating Highlights

Brookfield Homes continued to benefit from the low interest rate environment during the first quarter of 2003. As of May 5, 2003, the company achieved 70% of its 2003 planned 1,550 home closings. This positions us to achieve our targeted 2003 earnings and cash flow goals.

All regions in the company’s operations are on track with progress being made on existing developments.

•	San Diego/Riverside — Closed the sale of approximately 2,600 entitled lots in Riverside for net sale proceeds of $52 million and an after tax profit of $9.6 million. Also in Riverside, Brookfield Homes continued grading and opened models at Morningstar, which is scheduled to deliver over 190 homes in 2003. In addition, grading continues on four new projects in San Diego County, a market in which Brookfield Homes owns approximately 3,183 lots. The company expects to deliver its first homes in these communities to homebuyers in early 2004.

•	Southland/Los Angeles — Successfully opened two new communities achieving to date over 70% of planned 2003 sales.

•	San Francisco Bay Area — Successfully opened in March 2003 our first community in Windemere, achieving over 50% of planned 2003 sales in the two months after opening. We plan to open another two new communities in the San Francisco Bay Area during the second quarter of 2003.

•	Northern Virginia — Continued to develop the current phases of the Braemar master-planned community where we expect in 2003 our best ever results due to the strength of this market.

Outlook

“While the national economic environment remains slow, homeowners continued to trade-up, a trend that benefits Brookfield Homes as a builder of move-up and luxury homes. We remain on track to deliver approximately 2,000 homes annually by 2005. We are confident that we can continue to deliver strong bottom-line growth and enhance shareholder value by leveraging our local market expertise and financial strength to invest in new market opportunities while maintaining our focus on actively managing our assets,” concluded Cockwell.

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Brookfield Homes Corporation

Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also develop land for our own communities and sell lots to other homebuilders. Our portfolio includes over 20,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; and Northern Virginia markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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Note: Certain statements in this press release that are not historical facts, including information concerning expected home sales, closings and deliveries (and the timing thereof), the timing of expected community openings, possible or assumed future results of operations of the company and those statements preceded by, followed by, or that include the words “planned”, “should”, “expected”, “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Condensed Statements of Net Income

	Three Months Ended March 31

(thousands, except per share amounts) Unaudited	2003	2002

Revenue
Housing	$81,443	$157,301
Land and other revenues	60,332	5,655
Equity in earnings from housing and land joint ventures	2,213	—

Total revenue	143,988	162,956
Direct cost of sales	103,681	127,145

	40,307	35,811
Selling, general and administrative expense	9,735	14,904
Interest expense	5,511	7,744
Minority interest	774	1,287

Net income before taxes	24,287	11,876
Income tax expense	9,707	4,750

Net income	$14,580	$7,126

Weighted average shares outstanding
Basic	32,074	32,280
Diluted	32,221	32,280
Earnings per share
Basic	$0.46	$0.22
Diluted	$0.45	$0.22

Brookfield Homes Corporation
Condensed Balance Sheets

	March 31,	December 31,
(thousands) Unaudited	2003	2002

Assets
Housing and land inventory	$634,753	$616,425
Investments in housing and land joint ventures	86,916	80,959
Receivables and other assets	60,920	74,534
Cash and cash equivalents	45,919	35,903
Deferred tax asset	26,408	36,115

	$854,916	$843,936

Liabilities and Stockholders’ Equity
Project specific financings	$323,283	$288,040
Accounts payable and other liabilities	105,332	112,086
Subordinated debt due to related parties	64,000	98,300
Minority interest	26,983	24,772
Stockholders’ equity	335,318	320,738

	$854,916	$843,936

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